Exhibit 99.1

Znomics Builds Patent Estate for Proprietary Zebrafish Technologies

PORTLAND, Ore., Oct. 13, 2008 (GLOBE NEWSWIRE) -- Znomics, Inc. (OTCBB:ZNOM), a company seeking to discover new drugs using an improved discovery process combining advanced zebrafish technologies and medicinal chemistry, today announced that it has reached a significant research development milestone resulting in the company seeking patent protection for its proprietary zebrafish technologies.

The proprietary zebrafish technologies have been developed by the company through intensive research and development activities. Znomics' zebrafish technologies, in combination with traditional medicinal chemistry, form the foundation of the company's drug discovery platform and is designed to improve the drug discovery process.

Znomics continues to seek control of key intellectual property with regard to its zebrafish technologies and the company expects to expand its patent portfolio accordingly. Consistent with the strategic objectives of the company, this initial milestone provides Znomics with a foundation upon which to build its drug discovery platform and identify novel compounds.

About Znomics

Znomics, Inc. is accelerating drug discovery through advanced zebrafish technologies and medicinal chemistry. The company's internal efforts initially are focused on identifying preclinical drug compounds and then collaborating with pharmaceutical companies for subsequent clinical development. Znomics' drug discovery efforts currently focus on three diseases areas - inflammation, cancer and obesity. The company expects to leverage its technology platform for the benefit of pharmaceutical partners to successfully derive and advance clinical drug candidates from their internal drug discovery programs. For more information, visit www.znomics.com.

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to its ability to grow, control and protect its intellectual property portfolio, accelerate drug discovery, collaborate with pharmaceutical companies, industry trends, future economic performance, anticipated profitability, anticipated revenues or expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission, available online at www.sec.gov. Znomics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website at www.znomics.com.

CONTACT:   Znomics, Inc.
Mark Philip, President and CEO
503 827-5271 x100
mphilip@znomics.com

Kerry Rea, Chief Financial Officer
503-827-5271 x101
k.rea@znomics.com

PondelWilkinson Inc.
Investors:
Eileen Rauchberg/Rob Whetstone
310-279-5980